ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

September 30, 2021

Columbia Funds Series Trust

290 Congress Street

Boston, MA 02210

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We are counsel to Columbia Funds Series Trust (the “Trust”) and each of the series thereof set forth as a “Buying Fund” on Schedule A hereto (each a “Buying Fund”). In connection with the registration statement of the Trust on Form N-14 (the “Registration Statement”) being filed by the Trust under the Securities Act of 1933, as amended, relating to the proposed combinations of each Buying Fund and its respective “Acquired Fund” as set forth on Schedule A hereto (each an “Acquired Fund”), and the issuance of Class A, Class Advisor and Class Inst3 shares of beneficial interest of each Buying Fund in connection therewith (the “Shares”), in accordance with the terms of the Agreement and Plan of Reorganization approved by the Trustees of the Trust on August 16, 2021 by and among the Trust, on behalf of each Buying Fund, BMO Funds, Inc., on behalf of each Acquired Fund, Columbia Management Investment Advisers, LLC, BMO Asset Management Corp. and Bank of Montreal (the “Agreement and Plan of Reorganization”), we have examined the Trust’s Certificate of Trust on file in the office of the Secretary of the State of Delaware and the Trust’s Amended and Restated Declaration of Trust, both as amended to date, and are familiar with the actions taken by the Trust’s trustees in connection with the issuance and sale of the Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the directors of BMO Funds, Inc. and the shareholders of each Acquired Fund will have taken all action required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto.

Based upon the foregoing, we are of the opinion that:

1.    The Trust is a duly organized and validly existing unincorporated association under the laws of the State of Delaware and is authorized to issue an unlimited number of its shares of beneficial interest.

2.    When issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and nonassessable by the Trust.

This opinion may be filed with the Registration Statement.

Sincerely,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

Schedule A

Target Fund	Acquiring Fund

BMO Disciplined International Equity Fund	Columbia Overseas Value Fund
BMO Mid-Cap Value Fund	Columbia Select Mid Cap Value Fund
BMO Small-Cap Value Fund	Columbia Small Cap Value Fund II
BMO Short Tax-Free Fund	Columbia Short Term Municipal Bond Fund
BMO Short-Term Income Fund	Columbia Short Term Bond Fund